EXHIBIT (23)(c)

                                        CONSENT OF INDEPENDENT ACCOUNTANTS


     We hereby consent to the incorporation by reference in the Prospectus and Proxy Statement constituting part of this Registration Statement on Form S-4 of our report, which includes an explanatory paragraph regarding a change in the method of accounting for postemployment benefits during 1993, dated January 23, 1995 filed as part of The Hartford Steam Boiler Inspection and Insurance Company Annual Report on Form 10-K for the year ended December 31, 1995. We also consent to the reference to us under the heading "Proposal 2--Proposal to Approve Restructuring--Experts" in such Prospectus and Proxy Statement.

Coopers & Lybrand L.L.P.

Hartford, Connecticut
February x, 1997